NEWS

P.O. Box 10100
Reno, Nevada 89520-0024
Telephone: 775.834.4345
Fax: 775.834.4988
www.sierrapacific.com

March 7, 2005

Sierra Pacific Resources
Media Contact: Karl Walquist
Phone: (775) 834-3891
Analyst Contact: Britta Carlson
Phone: (702) 367-5634

Sierra Pacific Resources Reports 2004 Financial Results

Company Returns to Profitability for Full Year, Fourth Quarter

     Las Vegas, NV — Sierra Pacific Resources (NYSE: SRP) today announced consolidated earnings applicable to common stock of $28.6 million, or $0.16 per share, for the 12 months ended December 31, 2004, compared with a consolidated loss applicable to common stock of $140.5 million, or $1.21 per share, for 2003.
     Fourth-quarter consolidated earnings applicable to common stock totaled $27.3 million, or $0.15 per share, compared with a consolidated loss of $19.8 million, or $0.17 per share, in the same 2003 quarter.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “These results are indicative of both financial and operating improvements our company realized during 2004 and we believe signal that we have turned the corner in moving toward full recovery from the difficulties we encountered during and following the 2000-2001 Western energy crisis. While we still have many challenges ahead, we are pleased with our progress.”
     Positive factors affecting the earnings results were continued strong customer growth at both of the company’s utilities, Nevada Power Company and Sierra Pacific Power Company; the effects of the general rate

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case decisions by the Public Utilities Commission of Nevada, and a favorable court decision in the Enron lawsuit that resulted in a reversal of interest charges of $40 million in the fourth quarter.
     Partially offsetting the increase in earnings for 2004 were a non-cash goodwill impairment charge of approximately $11.7 million resulting from regulatory disallowances; charges of $23.7 million involving tender fees and other costs associated with the early extinguishment of debt; and a charge of $47.1 million resulting from the PUCN’s decision to disallow recovery of a portion of Sierra Pacific Power’s costs associated with the Pinon Pine coal gasifier.

Nevada Power Company 2004 Results

     Nevada Power Company reported net income of $104.3 million for 2004, compared to $19.3 million in 2003. During the 2004 fourth quarter, Nevada Power reported net income of $19.9 million, compared with a loss of $5.8 million for the same period of 2003.
     Nevada Power’s retail electric revenues were higher during 2004 primarily due to increases in the number of residential, commercial and industrial customers (5.2%, 5.5% and 4.5%, respectively) and increases in energy related rates that became effective April 1, 2004.

Sierra Pacific Power Company 2004 Results

     Sierra Pacific Power reported net earnings applicable to common stock of $14.7 million for 2004, compared with a loss of $27.2 million in 2003. For the fourth quarter, Sierra Pacific Power reported earnings applicable to common stock of $20.3 million for 2004, compared with $24,000 in the same 2003 quarter.
     Sierra Pacific Power’s retail electric revenues increased during 2004 as a result of customer rate increases in Nevada and California and overall growth of 2.9% in retail electric customers.

     Sierra Pacific Power’s retail natural gas revenues rose in 2004, primarily due to colder temperature in both the fall and winter compared with 2003 seasons. These increases in revenues were partially offset by warmer spring temperatures. Also contributing to the improvement were year-to-year increases in the number of residential and commercial customers of 4.3% and 2.8%, respectively.
     The company said it plans to file its Form 10-K for the year ended December 31, 2004, with the Securities and Exchange Commission on March 15, 2005, at which time it will be available without charge through the EDGAR system at the SEC’s website. The Form 10-K report will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.

Webcast Scheduled for 6:30 a.m. PST Today

     Senior management of Sierra Pacific Resources (SRP: NYSE) will review the company’s year-end 2004 financial results, regulatory issues and other matters during a conference call and live webcast today, March 7, at 6:30 a.m. Pacific Standard Time.
     The webcast will be accessible on the Sierra Pacific Resources web site:
     www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call 1-800-475-6701 and use the conference call ID number, 771667, to access the recording.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to maintain access to the capital markets, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes, their ability to purchase sufficient power to meet their power demands and weather conditions during the summer months of 2005 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company

2004 FINANCIAL HIGHLIGHTS

(in thousands, except for per share amounts)

Year of 2004	SRP	SRP	NPC	NPC	SPP	SPP
	2004	2003	2004	2003	2004	2003
Revenues	$2,823,839	$2,787,543	$1,784,092	$1,756,146	$1,035,660	$1,029,866
Operating Expenses	$2,485,054	$2,516,079	$1,567,602	$1,572,413	$924,415	$961,300
Earnings (Deficit) Applicable to Common Stock	$28,571	($140,529)			$14,677	($27,175)
Net Income (Loss)			$104,312	$19,277
Earnings (Deficit) Per Share Applicable to Common Stock	$0.16	($1.21)

Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company

4th Quarter, 2004 FINANCIAL HIGHLIGHTS

(in thousands, except for per share amounts)

Fourth Quarter 2004	SRP	SRP	NPC	NPC	SPP	SPP
	2004	2003	2004	2003	2004	2003
Revenues	$654,387	$614,433	$374,025	$359,321	$280,037	$254,489
Earnings (Deficit) Applicable to Common Stock	$27,258	($19,831)			$20,330	$24
Net Income (Loss)			$19,930	($5,809)
Earnings (Deficit) Per Share Applicable to Common Stock	$0.15	($0.17)